Gran Tierra Energy Inc. Announces First Quarter 2024 Results

•First Quarter 2024 Total Average WI Production of 32,242 BOPD, a 3% increase from Prior Quarter
•Positive Preliminary Results in the Arawana Exploration Well
•Total Current(1) Average Production of Approximately 33,400 BOPD
•Funds Flow from Operations of $74 Million, Free Cash Flow of $19 Million and Adjusted EBITDA of $95 Million(2)

CALGARY, ALBERTA, May 1, 2024, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company’s financial and operating results for the quarter ended March 31, 2024 (“the Quarter”). All dollar amounts are in United States dollars, and production amounts are on an average working interest (“WI”) before royalties basis unless otherwise indicated. Per barrel (“bbl”) and bbl per day (“BOPD”) amounts are based on WI sales before royalties. For per bbl amounts based on net after royalty (“NAR”) production, see Gran Tierra’s Quarterly Report on Form 10-Q filed May 1, 2024.

Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “During the Quarter we made significant progress in our development drilling programs. We are very pleased about the successful drilling program in Costayaco that confirmed the Company’s reservoir interpretation and extended the field both to the north and the south. In a field that was originally discovered in 2007, our 2024 program increased production to the highest level since 2017, helping to ensure the Company is well on track to meet its previously announced guidance for 2024.
In addition, we are having excellent results in our core assets under waterflood, the balance sheet is strong, and we are very excited about the initial drilling and open-hole logging results of the Arawana exploration well in the Chanangue block in Ecuador. The analog for the Arawana exploration well is the Company’s Cohembi field 20 kilometers to the north. Arawana is drilling 1.5 km across a fault from the recent Bocachico-1 well. Bocachico-1 had initial 90-day production rates in the Basal Tena (N-Sand geologic equivalent to Cohembi) of greater than 1,100 BOPD and continues to produce at approximately 850 BOPD, 20 degree API oil, has less than 1 percent water cut and has recovered over 330,000 barrels since drilled.
Our mapped area of closure, and the rock properties observed in the Arawana-1 well compares to the Cohembi field. As of the end of 2023, the Cohembi field has produced 28 million barrels of oil equivalent (“MMBOE”) and has remaining reserves of 25 MMBOE proved, 54 MMBOE proved plus probable and 95 MMBOE proved plus probable plus possible.
We are very excited to get this well cased and start testing Arawana-1 in May.”

Key Highlights of the Quarter:
•Production: Gran Tierra’s total average WI production was 32,242 BOPD, an increase of 3% compared to the fourth quarter 2023 (“the Prior Quarter”) and up 2% from the first quarter 2023. During the Quarter we had deferred production of approximately 1,000 BOPD as a result of social disruptions in the Acordionero field. Post disruption the field is back to expected production levels of over 17,000 BOPD.

•Net Income: Gran Tierra incurred a net loss of $0.1 million, compared to net income of $8 million in the Prior Quarter and a net loss of $10 million in the first quarter of 2023.
•Adjusted EBITDA(2): Adjusted EBITDA(2) was $95 million compared to $93 million in the Prior Quarter and $90 million in the first quarter of 2023. Twelve month trailing Net Debt(2) to Adjusted EBITDA(2) was 1.3 times and is expected to be less than 1.0x by year end 2024.
•Funds Flow from Operations(2): Funds flow from operations(2) was $74 million ($2.34 basic per share), down 12% from the Prior Quarter and up 24% from the first quarter of 2023.
•Free Cash Flow(2): During the Quarter, the Company generated free cash flow of approximately $19 million.
•Cash and Debt: As of March 31, 2024, the Company had a cash balance of $127 million, total debt(2) of $637 million and net debt(2) of $510 million. During the Quarter, the Company issued an additional $100 million of 9.50% Senior Notes due October 2029, and received cash proceeds of $88 million.
•Credit Facility: During the Quarter, Gran Tierra fully re-paid the outstanding balance on Company’s credit facility of $36 million and the facility was terminated.
•Share Buybacks: Gran Tierra purchased approximately 0.9 million shares during the Quarter. Since January 1, 2023 the Company has repurchased approximately 3.3 million shares, or 10% of shares issued and outstanding at January 1, 2023, from free cash flow.
•Return on Average Capital Employed(2): Achieved return on average capital employed(2) of 14% during the Quarter and 16% over the trailing twelve months.

Additional Key Financial Metrics:
•Capital Expenditures: Capital expenditures of $55 million were higher than the $39 million in the Prior Quarter due to higher drilling activity during the Quarter and down from $71 million compared to the first quarter of 2023 due to cost optimization of the 2024 drilling program. During the Quarter, Gran Tierra completed its development program in Acordionero and the majority of the program in Costayaco.
•Oil Sales: Gran Tierra generated oil sales of $158 million, up 2% from the Prior Quarter and 9% from the first quarter of 2023. Oil sales increased compared to the Prior Quarter primarily due to a 5% increase in sales volumes resulting from the sale of inventory in Ecuador and a decrease in the Castilla differential, offset by higher Vasconia and Oriente differentials. Compared to the first quarter of 2023, oil sales increased due to lower Castilla, Vasconia and Oriente differentials.
•Quality and Transportation Discounts: The Company’s quality and transportation discounts per bbl were consistent during the Quarter at $15.36, compared to $15.34 in the Prior Quarter and down from $18.45 in the first quarter of 2023. The Castilla oil differential per bbl narrowed to $8.82 from $9.68 in the Prior Quarter and from $15.17 in the first quarter of 2023 (Castilla is the benchmark for the Company’s Middle Magdalena Valley Basin oil production). The Vasconia differential per bbl widened to $5.05 from $4.58 in the Prior Quarter, and narrowed from $7.87 in the first quarter of 2023. Finally, the Ecuadorian benchmark, Oriente, per bbl was $8.02, up from $7.07 in the Prior Quarter, and down from $13.43 one year ago. The current(1) Castilla differential is approximately $7.60 per bbl, the Vasconia differential is approximately $3.70 per bbl and the Oriente differential is approximately $7.60 per bbl.
•Operating Expenses: Gran Tierra’s operating expenses increased by 2% to $48 million, compared to the Prior Quarter primarily due to higher workovers offset by lower lifting costs primarily related to power generation optimizations in Costayaco, Acordionero and Cohembi fields. Compared to the first quarter of 2023, operating expenses increased by 12% on a per bbl basis due to higher workovers and lifting costs associated with preventative maintenance activities, which were partially offset by lower environmental and equipment rental expenses.

•Transportation Expenses: The Company’s transportation expenses increased by 16% to $4.6 million, compared to the Prior Quarter of $3.9 million and increased by 50% or $3.1 million when compared to the first quarter of 2023. During the Quarter, Gran Tierra utilized longer distance delivery points due to low river levels in Colombia caused by El Niño preventing, resulting in higher transportation costs.
•Operating Netback(2)(3): The Company’s operating netback(2)(3) was $35.37 per bbl, a decrease of 2% from the Prior Quarter and up 1% from the first quarter of 2023.
•General and Administrative (“G&A”) Expenses: G&A expenses before stock-based compensation were $3.22 per bbl, down from $3.86 per bbl in the Prior Quarter due to lower legal expenses and lower headcount and down from $3.95 per barrel, when compared to the first quarter of 2023 due to lower legal fees and information technology expenses.
•Cash Netback(2): Cash netback(2) per bbl was $25.13, compared to $29.53 in the Prior Quarter primarily as a result of current tax expenses of $1.33 per bbl compared to a recovery of $2.80 per bbl in the Prior Quarter. Compared to one year ago, cash netback per bbl increased by $3.97 to $25.13 per bbl as a result of lower current taxes in the Quarter.

Development Campaign:
•Costayaco
◦Since December 2023, Gran Tierra has drilled seven wells of which six are oil producers and one is a water injector.
◦The aggregate IP30 rates from the four wells drilled in the north was 5,707 BOPD, unstimulated and on a jet pump. Starting in May 2024, the recently drilled wells will undergo stimulation and installation of optimized artificial lift systems such as Electric Submersible Pumps. This will allow for higher total fluid rates, allowing the wells to produce at full potential for the remainder of the year.
•Acordionero
◦An eleven well development drilling program was started in December 2023. All eleven wells have been drilled to date including nine producers and two water injection wells. All wells are on production and injection. The results from the campaign are consistent with budget while continuing to add material free cash flow for the Company.
◦Upon completion of the program the drilling rig was mobilized and transported to Ecuador to begin the exploration campaign.

Gran Tierra’s Commitment to Go “Beyond Compliance” in Environmental, Social and Governance
•Safety:
◦2023 was the safest year in Company history, with over 19 million work hours without any incidents causing lost time since June 9, 2022.
•Environment:
◦Through all of Gran Tierra’s reforestation efforts, the Company has planted over 1.6 million trees and has conserved, preserved, or reforested approximately 4,500 hectares of land since 2018.
•Reducing Greenhouse Gas (“GHG”) Emissions:
◦Gran Tierra is reducing GHG emissions at its facilities through gas-to-power projects that conserve excess natural gas that would otherwise be flared, using the gas instead for power generation. In 2023, Gran Tierra’s gas-to-power projects generated 68% of the total energy used in all of the Company’s operations.
•Social & Human Rights:

◦Over 350,000 people participated in and benefited from Gran Tierra’s voluntary social investment programs over the past six years in Colombia and Ecuador.
◦Gran Tierra has been accepted by the Voluntary Principles Initiative (VPI) as an official member of the Voluntary Principles for Security and Human Rights world-wide initiative.
◦Installed residential water filters to approximately 150 households in Campo Alegre, Colombia providing clean drinking water to a local community and their two schools.
◦Gran Tierra’s flagship social program in Ecuador, Sucumbíos Sostenible, provided training and delivered approximately 59,000 cacao plants and over 600 cattle to local community members near our operations in 2023.

Financial and Operational Highlights (all amounts in $000s, except per share and bbl amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2024	2023	2023

Net (Loss) Income	$(78)	$(9,700)	$7,711
Per Share - Basic(4)	$—	$(0.28)	$0.24
Per Share - Diluted(4)	$—	$(0.28)	$0.23

Oil Sales	$157,577	$144,190	$154,944
Operating Expenses	(48,466)	(41,369)	(47,637)
Transportation Expenses	(4,584)	(3,066)	(3,947)
Operating Netback(2)(3)	$104,527	$99,755	$103,360

G&A Expenses Before Stock-Based Compensation	$9,516	$11,196	$11,072
G&A Stock-Based Compensation Expense	3,361	1,500	1,974
G&A Expenses, Including Stock Based Compensation	$12,877	$12,696	$13,046

Adjusted EBITDA(2)	$94,792	$89,865	$92,964

EBITDA(2)	$91,891	$87,215	$83,634

Net Cash Provided by Operating Activities	$60,827	$49,253	$70,481

Funds Flow from Operations(2)	$74,307	$60,016	$84,663

Capital Expenditures	$55,331	$71,062	$39,175

Free Cash Flow(2)	$18,976	$(11,046)	$45,488

Average Daily Volumes (BOPD)
WI Production Before Royalties	32,242	31,611	31,309

Royalties	(6,397)	(6,085)	(6,417)
Production NAR	25,845	25,526	24,892
Decrease (Increase) in Inventory	235	(355)	57
Sales	26,080	25,171	24,949
Royalties, % of WI Production Before Royalties	20%	19%	20%

Per bbl
Brent	$81.76	$82.10	$82.85
Quality and Transportation Discount	(15.36)	(18.45)	(15.34)
Royalties	(13.08)	(12.80)	(13.47)
Average Realized Price	53.32	50.85	54.04
Transportation Expenses	(1.55)	(1.08)	(1.38)
Average Realized Price Net of Transportation Expenses	51.77	49.77	52.66
Operating Expenses	(16.40)	(14.59)	(16.61)
Operating Netback(2)(3)	35.37	35.18	36.05
G&A Expenses Before Stock-Based Compensation	(3.22)	(3.95)	(3.86)
Severance Expenses	(0.43)	—	—
Realized Foreign Exchange Loss	(0.49)	(0.42)	(0.34)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(5.12)	(3.90)	(5.35)
Interest Income	0.23	0.27	0.10
Net Lease Payments	0.12	0.19	0.13
Current Income Tax Expense (Recovery)	(1.33)	(6.21)	2.80
Cash Netback(2)	$25.13	$21.16	$29.53

Share Information (000s)
Common Stock Outstanding, End of Period(4)	31,401	33,307	32,247
Weighted Average Number of Shares of Common Stock Outstanding - Basic(4)	31,813	34,451	32,861
Weighted Average Number of Shares of Common Stock Outstanding - Diluted(4)	31,813	34,451	32,921

(1) Gran Tierra’s total current average production for second quarter-to-date 2024 is the period of April 1 to April 29, 2024. Gran Tierra’s second quarter-to-date 2024 total average differentials are for the period from April 1 to April 29, 2024
(2) Funds flow from operations, operating netback, net debt, cash netback, return on average capital employed, earnings before interest, taxes and depletion, depreciation and accretion (“DD&A”) (“EBITDA”) and EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gains or losses, stock-based compensation expense, unrealized derivative instruments gains or losses, and other financial instruments gains or losses (“Adjusted EBITDA”), cash flow, free cash flow and net debt are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America (“GAAP”). Cash flow refers to funds flow from operations. Free cash flow refers to funds flow from operations less capital expenditures. Refer to “Non-GAAP Measures” in this press release for descriptions of these non-GAAP measures and, where applicable, reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
(3) Operating netback as presented is defined as oil sales less operating and transportation expenses. See the table titled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
(4) Reflects our 1-for-10 reverse stock split that became effective May 5, 2023.

Conference Call Information:
Gran Tierra will host its first quarter 2024 results conference call on Wednesday, May 2, 2024, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by registering at the following link: https://register.vevent.com/register/BI3642d81e05184759a47d21a0fddda043. The call will also be available via webcast at www.grantierra.com.
Corporate Presentation:
Gran Tierra’s Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.
Contact Information
For investor and media inquiries please contact:

Gary Guidry
President & Chief Executive Officer

Ryan Ellson
Executive Vice President & Chief Financial Officer

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company’s website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.
Gran Tierra’s Securities and Exchange Commission (the “SEC”) filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR+ at http://www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). All statements other than statements of historical facts included in this press release regarding our business strategy, plans and objectives of our management for future operations, capital spending plans and benefits of the changes in our capital program or expenditures, our expected financial condition, leverage ratio target, and those statements preceded by, followed by or that otherwise include the words “expect,” “plan,” “can,” “will,” “should,” “guidance,” “forecast,” “budget,” “estimate,” “signal,” “progress” and “believes,” derivations thereof and similar terms identify forward-looking statements. In particular, but without limiting the foregoing, this press release contains forward-looking statements regarding: the Company’s expected future production, capital expenditures and free cash flow, the Company’s targeted cash balance and uses of excess free cash flow, including the repayment of borrowings under its credit facility, the Company’s plans regarding strategic investments, acquisitions and growth, the Company’s drilling program and the Company’s expectations of commodity prices and its positioning for 2024. The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, pricing and cost estimates (including with respect to commodity pricing and exchange rates), and the general continuance of assumed operational, regulatory and industry conditions in Colombia and Ecuador, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned.
Among the important factors that could cause our actual results to differ materially from the forward-looking statements in this press release include, but are not limited to: our operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; other disruptions to local operations; global health events; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, geopolitical events, including the conflicts in Ukraine and the Gaza region, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than we currently predict. which could cause further modification of our strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of our products; our ability to execute our business plan and realize expected benefits from current initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of our common stock or bonds; the risk that we do not receive the anticipated benefits of government programs, including government tax refunds; our ability to comply with financial covenants in our indentures and make borrowings under any future credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2023 filed February 20, 2024 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR+ at www.sedarplus.ca.
The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management’s experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra’s control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. The risk that the assumptions on which the 2024 outlook are based prove incorrect may increase the later the period to which the outlook relates. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
The estimates of future financial performance set forth in this press release may be considered to be future-oriented financial information or a financial outlook for purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about the Company’s prospective budget, financial objectives, Net Debt to Adjusted EBITDA ratio, financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2024 to allow readers to assess the Company’s ability to fund its programs. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.
Non-GAAP Measures
This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss, cash flow from operating activities or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.
Operating netback as presented is defined as oil sales less operating and transportation expenses. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
Return on average capital employed as presented is defined as earnings before interest and taxes ("EBIT"; annualized, if the period is other than one year) divided by average capital employed (total assets minus cash and current liabilities; average of the opening and closing balances for the period).

	Three Months Ended March 31,	Twelve Month Trailing March 31,	As at March 31,
Return on Average Capital Employed - (Non-GAAP) Measure ($000s)	2024	2024	2024
Net (Loss) Income	$(78)	$3,335
Adjustments to reconcile net (loss) income to EBIT:
Interest Expense	18,424	62,394
Income Tax Expense	17,395	96,959
Earnings before interest and income tax	$35,741	$162,688

Total Assets			$1,402,410
Less Current Liabilities			257,721
Less Cash and Cash Equivalents			126,618
Capital Employed			$1,018,071

Annualized EBIT*	$142,964
Divided by Average Capital Employed	1,018,071	1,018,071
Return on Average Capital Employed	14%	16%
*Annualized EBIT was calculated for the three months ended March 31, 2024, by multiplying the quarter-to-date EBIT by 4.

Cash netback as presented is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain or loss, unrealized derivative instruments gain or loss, other gain or loss and financial instruments gain or loss. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra’s principal business activities prior to the consideration of other income and expenses. A reconciliation from net income or loss to cash netback is as follows:

Three Months Ended March 31,	Three Months Ended December 31,

Cash Netback - (Non-GAAP) Measure ($000s)	2024	2023	2023
Net (loss) income	$(78)	$(9,700)	$7,711
Adjustments to reconcile net (loss) income to cash netback
DD&A expenses	56,150	52,196	52,635
Deferred tax expense	13,479	15,277	13,517
Stock-based compensation expense	3,361	1,500	1,974
Amortization of debt issuance costs	3,306	781	2,437
Non-cash lease expense	1,413	1,144	1,479
Lease payments	(1,058)	(606)	(1,100)
Unrealized foreign exchange (gain) loss	(2,266)	514	2,729
Other (gain) loss	—	(1,090)	3,266
Financial instruments loss	—	—	15
Cash netback	$74,307	$60,016	$84,663

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense and income tax expense or recovery. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gain or loss, stock-based compensation expense or recovery, other gain or loss and financial instruments loss. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,	Twelve Month Trailing March 31,
EBITDA - (Non-GAAP) Measure ($000s)	2024	2023	2023	2024
Net (loss) income	$(78)	$(9,700)	$7,711	$3,335
Adjustments to reconcile net (loss) income to EBITDA and Adjusted EBITDA
DD&A expenses	56,150	52,196	52,635	219,538
Interest expense	18,424	11,836	17,789	62,394
Income tax expense	17,395	32,883	5,499	96,959
EBITDA	$91,891	$87,215	$83,634	$382,226
Non-cash lease expense	1,413	1,144	1,479	5,236
Lease payments	(1,058)	(606)	(1,100)	(3,470)
Foreign exchange (gain) loss	(815)	1,702	3,696	9,305
Stock-based compensation expense	3,361	1,500	1,974	7,583
Other (gain) loss	—	(1,090)	3,266	3,387
Financial instruments loss	—	—	15	15
Adjusted EBITDA	$94,792	$89,865	$92,964	$404,282

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain or loss, other gain or loss and financial instruments loss. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Free cash flow, as presented, is defined as funds flow from operations adjusted for capital expenditures. Management uses this financial measure to analyze cash flow generated by our principal business activities after capital requirements and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to both funds flow from operations and free cash flow is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,	Twelve Month Trailing March 31,
Funds Flow From Operations - (Non-GAAP) Measure ($000s)	2024	2023	2023	2024
Net (loss) income	$(78)	$(9,700)	$7,711	$3,335
Adjustments to reconcile net (loss) income to funds flow from operations
DD&A expenses	56,150	52,196	52,635	219,538
Deferred tax expense	13,479	15,277	13,517	54,961
Stock-based compensation expense	3,361	1,500	1,974	7,583
Amortization of debt issuance costs	3,306	781	2,437	8,356
Non-cash lease expense	1,413	1,144	1,479	5,236
Lease payments	(1,058)	(606)	(1,100)	(3,470)
Unrealized foreign exchange (gain) loss	(2,266)	514	2,729	(7,865)
Other (gain) loss	—	(1,090)	3,266	3,387
Financial instruments loss	—	—	15	15
Funds flow from operations	$74,307	$60,016	$84,663	$291,076
Capital expenditures	$55,331	$71,062	$39,175	$203,151
Free cash flow	$18,976	$(11,046)	$45,488	$87,925

Net debt as of March 31, 2024, was $510 million, calculated using the sum of 6.25% Senior Notes, 7.75% Senior Notes, and 9.50% Senior Notes excluding deferred financing fees totaling $637 million, less cash and cash equivalents of $127 million.
Presentation of Oil and Gas Information
All reserves value and ancillary information contained in this press release have been prepared by the Company's independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. (“McDaniel”) in a report with an effective date of December 31, 2023 (the “GTE McDaniel Reserves Report”) and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”), unless otherwise expressly stated.
Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves will be attained and variances could be material. All reserves assigned in the GTE McDaniel Reserves Report are located in Colombia and Ecuador and presented on a consolidated basis by foreign geographic area. There are numerous uncertainties inherent in estimating quantities of crude oil reserves. The reserve information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.
Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves. Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.
References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.

This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. These metrics are calculated as described in this press release and management believes that they are useful supplemental measures for the reasons described in this press release.
Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.
Disclosure of Reserve Information and Cautionary Note to U.S. Investors
Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding GAAP standardized measure prepared in accordance with applicable SEC rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months and that the standardized measure reflect discounted future net income taxes related to the Company’s operations. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements. In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, “SEC requirements”). Disclosure of such information in accordance with SEC requirements is included in the Company’s Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC’s definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company’s oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.